EXHIBIT 10.2

March 26, 2012

Mr. Brian Zietsman
2 Hoyt Street
Madison, NJ  07940

Re:  Offer of At-Will Employment

Dear Brian,

On behalf of Unigene Laboratories, Inc. (“Unigene” or the “Company”), I am delighted to extend to you an offer of employment as Executive Director, Finance.  This letter will serve to set forth the terms of our offer and your at-will employment.  If you accept our offer, we propose a start date of April 9, 2012 (the “Start Date”).

Nature of Employment and At-Will Employment Status:

Your employment with Unigene will be on a full-time basis and strictly “at-will”, which means that your employment is not for any fixed term and that both you and the Company retain the absolute right to terminate your employment at any time, with or without notice or cause.  No statement by Unigene or any of its officers, employees or representatives may modify, alter or in any way change the strictly at-will nature of your employment relationship with the Company.

While you are employed, the Company expects that you will devote your full professional time and best professional efforts to the business of Unigene.  The Company also expects that you will, at all times, adhere to the Company’s professional standards and comply with its policies regarding confidentiality and non-disclosure of its confidential and proprietary business information.  Further, the Company expects that you will comply with all of its other policies and procedures including but not limited to those policies and procedures explained in the Company’s Employee Handbook, copies of which will be provided to you on your first day of employment, as those policies may be amended from time to time.  As an additional requirement of your employment, you will have to review and sign the Company’s Employee Handbook and will be required to accept and execute a Confidentiality Agreement.

Compensation and Fringe Benefits:

Base Salary.  You will be paid a base salary of $200,000 per annum, payable in semi monthly installments on the 15th and last day of each month as it is earned and subject to withholding of all applicable federal, state and local income and employment taxes and other required or elected withholdings (your “Base Salary”).  Your Base Salary will either be direct deposited in any account that you designate or mailed to you at any address you designate.  Your position is considered exempt from the overtime pay requirements of applicable federal and state law.

Performance evaluations will be conducted from time to time, and any written copies of your performance reviews will be maintained in your personnel file.  Changes in compensation may or may not coincide with your performance reviews, and may occur from time-to-time in Unigene’s sole discretion.  Such compensation changes will depend upon a number of things including but not limited to your performance, your responsibilities, Unigene’s financial performance, and the general economic environment.

Performance Bonus.  In addition to your Base Salary, you will be eligible annually to earn a performance bonus, dependent upon the satisfaction of individual and corporate financial and performance goals as determined in the Company’s sole discretion in accordance with the current bonus plans, policies and practices (the “Performance Bonus”).  You must be actively employed by the Company at the end of the calendar year (i.e., the 31st of December) in order to earn a Performance Bonus for that year.  Performance Bonuses are generally paid within the first quarter of the year immediately following the bonus year and in no event later than March 15th following the year in which they vest.

You will also be given an option (the “Option”) to purchase 120,000 shares of Company common stock, exercisable at the closing price of the Company’s common stock on the date you commence full-time employment subject to confirmation of the Compensation Committee.  One-third of the Option will vest on each of the first, second and third year anniversaries of your hire date, provided that you remain employed by the Company through each vesting date.  The Option will be exercisable (to the extent vested) until the earlier of three and one-half years following the vesting date or ten years following the grant date.

Group Benefit Plans.  Unigene offers its employees group health insurance benefits and additional fringe benefits, including paid time off for 15 vacation, 5 sick and 3 personal days.  The Company also offers a 401(k) plan to eligible employees.  Eligibility for and/or coverage under such programs is established by governing plan documents and other Unigene policies and practices.  Further information regarding these plans, programs and benefits (including eligibility and established waiting periods) will be issued to you by Unigene upon commencement of employment.  Unigene reserves the right to amend, modify, add-to or discontinue any or all of the fringe and other benefit plans or programs offered, at any time in accordance with applicable law.

Termination of Employment

As stated above, as an at-will employee, the Company may terminate your employment at any time and, similarly, you may resign from your employment at any time.  When possible in accordance with the Company’s business needs, Unigene will provide a minimum of two (2) weeks notice prior to any separation and asks that, if possible, you provide the same period of notice prior to any resignation from your employment in order to permit time for the Company to transition your job responsibilities.  Notice is, however, not guaranteed and does not in any way alter the strictly at-will nature of your employment relationship with the Company.

Eligibility to Work in the United States:

All new employees are required by federal law to present evidence of their identity and eligibility for employment in the United States.  Thus, within three (3) business days of your Start Date, you will need to provide us with an original document or documents appropriate for such purpose, such as a birth certificate, passport, visa, or a valid driver’s license and social security card.  In addition, in order to assure that you are paid promptly, you will need to complete a W-4 form.

I strongly believe that this offer provides you an exciting and unique professional opportunity, and all of us here at Unigene are excited about the prospect of working with you.  If you have any questions about Unigene or regarding our offer, please feel free to contact me.

Best regards,

Unigene Laboratories, Inc.

By:	/s/ Pam Cantor
Pam Cantor
Director, Human Resources

cc:  Personnel File

I hereby accept Unigene’s offer of employment at-will on the terms set forth in my offer letter dated March 26, 2012.  I understand that I am not guaranteed employment for any period of time.

____/s/ Brian Zietsman __________                               ___________ March 26, 2012_____________

Brian Zietsman                                                                                    Date